Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847/439-2210

COMPANY CONTACT:	MEDIA CONTACT:
James M. Froisland	Katie Wood
Senior Vice President, Chief Financial Officer,	Edelman
Chief Information Officer and Corporate Secretary	312/240-2827
847/718-8020

FOR IMMEDIATE RELEASE

TUESDAY, JULY 11, 2006

MATERIAL SCIENCES CORPORATION ANNOUNCES

FIRST QUARTER FISCAL 2007 RESULTS

ELK GROVE VILLAGE, IL, July 11, 2006 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated metal applications, today reported results for the first quarter of fiscal 2007, ended May 31, 2006.

Net sales for the first quarter were $75.8 million, up 3.2 percent, compared with sales of $73.4 million for the first quarter of fiscal 2006. Net income for the quarter was $2.3 million, or 15 cents per diluted share, compared with net income of $2.7 million, or 19 cents per diluted share in the 2006 quarter.

“Sales of Quiet Steel® acoustical products continued to grow despite the challenges facing our domestic automotive customers,” said Clifford D. Nastas, chief executive officer for Material Sciences. “We had a very encouraging initial response to the opening of our Applications Research Center in June, and we expect it will help us drive sales in the future as we are now better positioned to solve noise and vibration problems for our customers. We have also formed a commercial and technical team to expand Quiet Steel’s use in select industries outside automotive.”

Added Nastas, “The comprehensive quality improvement initiatives we put in place in fiscal 2006 are beginning to show results. These programs successfully reduced scrap rates and customer claims during the first quarter, which are translating into improved customer satisfaction. While more remains to be done, we’re pleased that the trend is moving in the right direction.”

Results of Continuing Operations – First Quarter Sales, Gross Profit and Income

Commencing this period, the Company is now reporting sales under two types of applications, acoustical and coated metal, to better reflect its business mix. Electronic products sales are reported as acoustical sales when sold for disk drive applications and as coated metal sales when sold for all other electronic applications.

Material Sciences Corporation

Sales of acoustical materials increased 2.5 percent to $39.2 million as a result of the introduction of Quiet Steel into new vehicle models during the second half of fiscal 2006. This rate of sales growth is consistent with the Company’s previously announced expectation for modest, single-digit increases as the adoption of acoustical products in new platforms is tempered by reduced demand from domestic automakers and pricing pressures. Sales growth in the brake and engine markets was also impacted negatively by fluctuations in the timing of sales orders.

Sales of coated metal increased 3.9 percent in the first quarter to $36.6 million compared with $35.2 million in the prior period. Gas tank sales showed the strongest gain, mainly due to a change in the pricing model from toll to package in which sales now include the pass-through cost of steel with little or no associated profit. Gas tank sales also increased due to volume and changes in product formulation. This was partially offset by decreases in appliance/HVAC and building product sales due to some customer erosion, general market fluctuations and variances in the timing of orders.

Gross profit during the quarter decreased 13.2 percent to $13.1 million, or 17.3 percent of sales, from $15.1 million, or 20.5 percent of sales, in the first quarter of fiscal 2006. The decline in gross profit reflects a significant increase in the cost of zinc compared with the prior year period and selling price decreases. Also, gross profit was negatively impacted by changes in the Company’s product mix, including labor and overhead costs such as wages, variable energy costs and production supplies. These unfavorable variances were partially offset by a favorable variance in customer claims, as the Company’s efforts to improve its manufacturing processes have begun to show positive effects on profitability.

Selling, general and administrative expenses declined slightly to $8.6 million compared with $8.9 million in the first quarter of last year. The decrease is primarily due to lower costs associated with outside consultants, professional fees and certain employee costs.

Restructuring charges in the first quarter of fiscal 2007 were $0.6 million, chiefly for severance costs associated with the expiration of the labor agreement at the Company’s Morrisville, Penn., facility, compared with restructuring expenses of $0.2 million in the prior year. Production employees at the Morrisville facility were covered by a union contract that expired in March 2006. Union employees were offered a voluntary severance package and the Company commenced hiring replacement employees in April 2006. The employees are currently working under the terms and conditions of employment implemented by the Company.

Income from continuing operations for the first quarter was $2.3 million, or 15 cents per diluted share, compared with income from continuing operations of $3.5 million, or 24 cents per diluted share, last year.

Results of Discontinued Operations for the Quarter

As previously announced, the Company’s Electronic Materials & Devices (EMD) business was sold to TouchSensor Technologies on June 20, 2005, and the Company reports EMD as a discontinued operation in all periods presented. Management believes any future costs associated with the conclusion of EMD operations will be insignificant to the Company’s financial statements. The Company had no discontinued operations activity for EMD during the first quarter of fiscal 2007. The activity in the first quarter of fiscal 2006 represents the last full quarter of operating activity for the EMD business.

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Material Sciences Corporation

Conference Call

Material Sciences will host a conference call to review the first quarter fiscal 2007 results on Thursday, July 13, at 8:00 a.m. Central Time. Clifford D. Nastas, chief executive officer, and James M. Froisland, senior vice president, chief financial officer, chief information officer and corporate secretary, will discuss the Company’s recent financial performance and respond to questions from the financial community.

The Company invites interested investors to listen to the presentation, which will be carried live on the Internet at the Company’s Web site: http://www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation and knowledge of materials combined with the offer of specific value propositions that define how it will create and share economic value with its customers. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated metal applications as well as changes in industry capacity; the Company’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under them; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acts of war or terrorism; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America and Europe; the successful operation of the Applications Research Center; increases in the prices of raw and other material inputs used by the Company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more of the Company’s significant customers; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended

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Material Sciences Corporation

February 28, 2006, filed with the Securities and Exchange Commission on May 19, 2006 and as amended on May 23, 2006 and the Company’s quarterly report on Form 10-Q for the quarter ended May 31, 2006, filed with the Securities and Exchange Commission on July 10, 2006.

Additional information about Material Sciences is available at www.matsci.com.

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MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended May 31,
	2006	2005
Net Sales	$75,764	$73,428
Cost of Sales	62,673	58,354

Gross Profit	13,091	15,074
Selling, General and Administrative Expenses	8,610	8,851
Restructuring Expenses	578	196

Income from Operations	3,903	6,027

Other (Income) and Expense:
Interest (Income) Expense, Net	(126)	16
Equity in Results of Joint Venture	(24)	(53)
Other, Net	(24)	—

Total Other Income, Net	(174)	(37)

Income from Continuing Operations Before Provision for Income Taxes	4,077	6,064
Provision for Income Taxes	1,823	2,515

Income from Continuing Operations	2,254	3,549
Loss on Discontinued Operations (Net of Benefit for Income Taxes of $0 and $497, Respectively)	—	(810)

Net Income	$2,254	$2,739

Basic Net Income Per Share:
Income from Continuing Operations	$0.15	$0.24
Loss on Discontinued Operations	—	(0.05)

Basic Net Income Per Share	$0.15	$0.19

Diluted Net Income Per Share:
Income from Continuing Operations	$0.15	$0.24
Loss on Discontinued Operations	—	(0.05)

Diluted Net Income Per Share	$0.15	$0.19

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income Per Share	14,738	14,625
Dilutive Shares	9	49

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	14,747	14,674

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	May 31, 2006	February 28, 2006
Assets
Current Assets:
Cash and Cash Equivalents	$12,516	$13,600
Receivables, Less Reserves of $4,661 and $5,264, Respectively	37,766	36,419
Income Taxes Receivable	1,221	2,687
Prepaid Expenses	2,223	1,234
Inventories	42,411	40,058
Deferred Income Taxes	2,599	2,599
Current Assets of Discontinued Operation - EMD	—	4

Total Current Assets	98,736	96,601

Property, Plant and Equipment	236,248	233,606
Accumulated Depreciation and Amortization	(163,036)	(160,468)

Net Property, Plant and Equipment	73,212	73,138

Other Assets:
Investment in Joint Venture	2,266	2,153
Goodwill	1,319	1,319
Deferred Income Taxes	813	813
Other	536	544

Total Other Assets	4,934	4,829

Total Assets	$176,882	$174,568

Liabilities
Current Liabilities:
Accounts Payable	$29,655	$30,492
Accrued Payroll Related Expenses	5,765	5,877
Accrued Expenses	6,544	5,896
Current Liabilities of Discontinued Operation - EMD	358	467
Current Liabilities of Discontinued Operation - Pinole Point Steel	138	216

Total Current Liabilities	42,460	42,948

Long-Term Liabilities:
Other	9,653	9,748

Total Long-Term Liabilities	9,653	9,748

Shareowners’ Equity
Preferred Stock	—	—
Common Stock	379	378
Additional Paid-In Capital	78,810	78,573
Treasury Stock at Cost	(46,528)	(46,528)
Retained Earnings	90,385	88,131
Accumulated Other Comprehensive Income	1,723	1,318

Total Shareowners’ Equity	124,769	121,872

Total Liabilities and Shareowners’ Equity	$176,882	$174,568

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended May 31,
	2006	2005
Cash Flows From:
Operating Activities:
Net Income	$2,254	$2,739
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	2,531	2,914
Provision for Deferred Income Taxes	114	2,249
Compensatory Effect of Stock Plans	—	68
Other, Net	(24)	(36)
Changes in Assets and Liabilities:
Receivables	(1,240)	2,087
Income Taxes Receivable	1,466	—
Prepaid Expenses	(984)	(1,233)
Inventories	(2,194)	(9,026)
Accounts Payable	899	6,108
Accrued Expenses	379	(3,996)
Income Taxes Payable	—	134
Other, Net	(165)	151

Net Cash Provided by Continuing Operations	3,036	2,159
Net Cash Used in Discontinued Operations	(183)	(693)

Net Cash Provided by Operating Activities	2,853	1,466

Investing Activities:
Capital Expenditures	(4,138)	(1,250)

Net Cash Used in Investing Activities	(4,138)	(1,250)

Financing Activities:
Payments of Long-Term Debt	—	(9,000)
Proceeds under Line of Credit	—	7,900
Issuance of Common Stock	238	71

Net Cash Provided by (Used in) Financing Activities	238	(1,029)

Effect of Exchange Rate Changes on Cash	(37)	164

Net Decrease in Cash	(1,084)	(649)
Cash and Cash Equivalents at Beginning of Period	13,600	1,774

Cash and Cash Equivalents at End of Period	$12,516	$1,125